EXHIBIT 12

                              THE FINOVA GROUP INC.
             COMPUTATION OF RATIO OF INCOME (LOSS) TO FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                             (Dollars in thousands)

                                               REORGANIZED COMPANY                           PREDECESSOR COMPANY
                                          -----------------------------    --------------------------------------------------------
                                                           FOUR MONTHS     EIGHT MONTHS           YEARS ENDED DECEMBER 31,
                                            YEAR ENDED        ENDED            ENDED       ----------------------------------------
                                          DEC. 31, 2002   DEC. 31, 2001    AUG. 31, 2001      2000           1999          1998
-----------------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing
  operations before income taxes
  and preferred dividends                  $   121,528     $(1,141,508)     $  (654,274)   $  (756,100)   $   360,339   $   236,829

Add fixed charges:
  Interest expense                             403,818         178,374          436,445        628,839        465,256       373,581
  Allocation of rent expense                     2,243           1,978            2,882          4,125          2,995         2,778
-----------------------------------------------------------------------------------------------------------------------------------

Total fixed charges                            406,061         180,352          439,327        632,964        468,251       376,359
-----------------------------------------------------------------------------------------------------------------------------------

Income (loss) from continuing
  operations as adjusted                       527,589        (961,156)        (214,947)      (123,136)       828,590       613,188
-----------------------------------------------------------------------------------------------------------------------------------

Ratio of income (loss) from
  continuing operations to fixed charges          1.30           (5.33)           (0.49)         (0.19)          1.77          1.63
===================================================================================================================================

Preferred stock dividends on a
  pre-tax basis                                                                   3,074          6,325          6,325         6,325

Total fixed charges and preferred
  stock dividends                          $   406,061     $   180,352      $   442,401    $   639,289    $   474,576   $   382,684
-----------------------------------------------------------------------------------------------------------------------------------

Ratio of income (loss) from
  continuing operations to fixed
  charges and preferred stock
  dividends (1)                                   1.30           (5.33)           (0.49)         (0.19)          1.75          1.60
===================================================================================================================================

(1) For the four months ended December 31, 2001, the eight months ended August 31, 2001 and the year ended December 31, 2000, earnings were inadequate to cover fixed charges by $961.2 million, $214.9 million and $123.1 million, respectively.